IZEA Announces Flex Offers
New Tool Allows Marketers to Easily Manage Influencer and Ambassador Offers

Orlando, Florida (July 11, 2023) – IZEA Worldwide, Inc. (NASDAQ: IZEA), the premier provider of influencer marketing technology, data, and services for the world’s leading brands and agencies, today announced the launch of Flex Offers, a new tool that streamlines influencer deal flow across social media platforms. Flex Offers equips marketers with the tools to build, send, and track the offers they make effortlessly, providing a dashboard that displays the status of all deals in flight and the details of each offer.

“As brands have grown their budgets and influencers have become more sophisticated in their operations, deal structures and campaign logistics have grown increasingly complicated,” said Ted Murphy, Founder and CEO of IZEA. “It is not uncommon for brands to have multiple simultaneous negotiations in flight as influencers consider terms and pricing for a collaboration. In most cases, a large field of influencers is identified at the onset and slowly pruned to find the optimal matches. Flex Offers make it easy to construct and send well-documented deal terms to influencers at scale no matter the social media platforms they want to activate on.”

Flex Offers include:

Streamlined Negotiations
Marketers can significantly reduce the effort required to negotiate complete contracts using IZEA’s standardized creator agreement. They can also customize their default settings for content licensing, payment terms, and other requirements.

Budget Allocations
Campaign budgets can be tracked using the new feature, helping influencer program managers better understand their total commitments and statuses within a campaign. Flex Offers ensures resources are allocated appropriately, maximizing the campaign's impact and return on investment.

Outcome Tracking & Management
Marketers can manage the state of individual offers to influencers. Open, accepted, and declined offers can be viewed quickly, allowing marketers to make real-time adjustments to their campaigns based on influencer responses.

Enterprise-Wide Visibility
Offers can be associated with more than just individual campaigns in Flex. They can be associated with other data objects within the platform, giving marketers a holistic view of history and performance. For instance, a Contact record can display the complete history of creator offers within Flex across multiple brands within a parent organization. Marketers can use these new insights to better understand offers by platform or creator type to ensure programs are diverse and inclusive.

Flex Offers are available at no additional cost to all Flex users. New users can try IZEA Flex with a 10-day free trial. To get started, visit izea.com/flex.

About IZEA Worldwide, Inc.
IZEA Worldwide, Inc. (“IZEA”), is a marketing technology company providing software and professional services that enable brands to collaborate and transact with the full spectrum of today’s top social influencers and content creators. The company serves as a champion for the growing Creator Economy, enabling individuals to monetize their content, creativity, and influence. IZEA launched the industry’s first-ever influencer marketing platform in 2006 and has since facilitated nearly 4 million transactions between online buyers and sellers. Leading brands and agencies partner with IZEA to increase digital engagement, diversify brand voice, scale content production, and drive a measurable return on investment.

Press Contact
Toni-Ann Burke
IZEA Worldwide, Inc.
Phone: 407-674-6911
Email: pr@izea.com